                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                             Exchange Act of 1934

      Filed by the Registrant  [X]
      Filed by a Party other than the Registrant  [_]

      Check the appropriate box:

      [_]Preliminary Proxy Statement
      [X]Definitive Proxy Statement
      [_]Definitive Additional Materials
      [_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
      [_]Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                          MILLER EXPLORATION COMPANY

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               (Name of Registrant as Specified in Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

 [X]No fee required.
 [_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

 (1)Title of each class of securities to which transaction applies:

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 (2)Aggregate number of securities to which transaction applies:

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 (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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 (4)Proposed maximum aggregate value of transaction:

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 (5)Total fee paid:

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 [_]Fee paid previously with preliminary materials.

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 [_]Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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 (1)Amount previously paid:

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 (2)Form, Schedule or Registration Statement no.:

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 (3)Filing party:

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 (4)Date filed:

                          MILLER EXPLORATION COMPANY

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

  The annual meeting (the "Annual Meeting") of stockholders of Miller Exploration Company (the "Company") will be held at the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, on Friday, May 26, 2000, at 10:00 a.m., local time, for the following purposes:

  (1) to elect three directors of the Company, each to serve until the 2003 annual meeting of stockholders of the Company;

  (2) to consider and vote upon a proposal to amend the Company's 1997 Stock Option and Restricted Stock Plan to increase the number of authorized shares of common stock issuable under the plan from 1,200,000 to 1,900,000.

  (3) to consider and vote upon a proposal to amend the Company's Equity Compensation Plan for Non-Employee Directors to increase the number of authorized shares of common stock issuable under the plan from 120,000 to 320,000 and to provide that director fees be paid in stock only.

  (4) to ratify the selection of Arthur Andersen LLP as the Company's independent accountants for the year ending December 31, 2000; and

  (5) to transact any other business that properly comes before the meeting.

  The transfer books of the Company will not be closed, but only stockholders of record at the close of business on April 10, 2000, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A complete list of these stockholders will be available for examination at the office of Deanna L. Cannon, Vice President-Finance and Secretary of the Company, at 3104 Logan Valley Road, Traverse City, Michigan, during normal business hours for ten days before the meeting.

                                          By Order of the Board of Directors

                                          Deanna L. Cannon
                                          Vice President-Finance and Secretary

April 25, 2000

 Your Vote is Important. Even if you plan to attend the meeting, PLEASE SIGN,
                 DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

                          MILLER EXPLORATION COMPANY
                        Three Allen Center, Suite 4605
                               Houston, TX 77002

                        ANNUAL MEETING OF STOCKHOLDERS

                                 May 26, 2000

                                PROXY STATEMENT

  The enclosed proxy is solicited on behalf of the Board of Directors of Miller Exploration Company (the "Company") for use at the annual meeting of stockholders of the Company to be held on May 26, 2000, or any adjournment thereof (the "Annual Meeting"). The Annual Meeting will be held at the the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 10:00 a.m., local time. The record date for the stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on April 10, 2000 (the "Record Date"). The approximate date on which this Proxy Statement and accompanying Proxy are first being sent to stockholders is April 25, 2000.

  The common stock of the Company, par value $.01 per share ("Common Stock"), can be voted at the Annual Meeting only if the holder is present or represented by proxy at the Annual Meeting. You may revoke your proxy at any time before it is exercised by delivering a written notice of revocation to the Secretary of the Company, by executing and delivering a later-dated proxy or by attending the Annual Meeting and voting in person.

                               QUORUM AND VOTING

  Holders of Common Stock of record at the close of business on the Record Date are entitled to one vote for each share held on all matters submitted to a vote of stockholders at the Annual Meeting or any adjournment thereof. The holders of shares of Common Stock do not have cumulative voting rights. As of the close of business on the Record Date, there were 12,704,208 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

  The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present (either in person or by proxy), the stockholders entitled to vote who are present in person or by proxy have the power to adjourn the Annual Meeting from time to time without notice, other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present in person or by proxy, any business may be transacted that might have been transacted at the Annual Meeting as originally noticed.

  Abstentions and broker non-votes will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business. Abstentions and broker non-votes are tabulated separately, with abstentions counted in tabulations of the votes cast on a proposal for purposes of determining whether a proposal has been approved while broker non-votes relating to a proposal are not counted as a vote cast with respect to that proposal.

  The election of directors will be determined by plurality vote and the ratification of the appointment of Arthur Andersen LLP the proposal to amend the Company's 1997 Stock Option and Restricted Stock Plan (the "1997 Stock Plan"), and the proposal to amend the Equity Compensation Plan for Non-Employee Directors (the "Director's Plan") each requires the approval of a majority of the outstanding shares of Common Stock that are present at the Annual Meeting in person or by proxy and entitled to vote thereon. Therefore, abstentions will have a neutral effect on the election of directors, and will have the effect of votes against the proposal to ratify the selection of independent accountants and the proposal seeking amendment of the Plan and the Stock Plan, whereas broker non-votes will have a neutral effect on all such proposals.

  Shares represented by each Proxy that is properly executed and returned and upon which no contrary instructions are indicated about a specified matter will be voted as follows with respect to the specified matter: (i) FOR the election of the three persons named in this Proxy Statement as the nominees of the Board of Directors of the Company (the "Board of Directors") for election to the Board of Directors; (ii) FOR the proposal to amend the Company's 1997 Stock Option and Restricted Stock Plan to increase the number of stock options; (iii) FOR the ratification of the appointment of Arthur Andersen LLP as the independent accountants for the Company for 2000; (iv) FOR the proposal to amend of the Equity Compensation Plan; and (v) in accordance with the discretion of the holders of the Proxy with respect to any other business that properly comes before the stockholders at the Annual Meeting.

                                 ANNUAL REPORT

  The annual report for the Company's fiscal year ended December 31, 1999, including audited financial statements, is being furnished with this Proxy Statement to stockholders of record as of the Record Date. The annual report does not constitute a part of the proxy solicitation materials.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

  The Company's Board of Directors currently consists of seven directors, three of whom are standing for re-election. The Company's Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, with each class to be as nearly equal in number as possible. Each class of directors serves a term of office of three years, with the term of one class expiring at the annual meeting of stockholders in each successive year and after their successors are duly elected and qualified. Three directors will be elected at the Annual Meeting, each to serve for a three-year term expiring at the annual meeting in 2003. The Board of Directors has nominated the following three nominees for election as directors:

                              Richard J. Burgess
                              Dan A. Hughes, Jr.
                                Kelly E. Miller

  Each of the nominees is presently a member of the Board of Directors whose term will expire at the Annual Meeting. Should any nominee named in this Proxy Statement for the office of director become unable or unwilling to accept nomination or election, the person acting under the Proxy will vote for the election, in his stead, of any other person whom the Board of Directors recommends. The Board of Directors has no reason to believe that any nominee named above will be unable or unwilling to serve if elected.

             YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR
                     ELECTION OF ALL NOMINEES AS DIRECTORS

             PROPOSAL TWO: AMENDMENT TO THE COMPANY'S STOCK OPTION
                       AND RESTRICTED STOCK PLAN OF 1997

Overview

  The purpose of the Company's Stock Option and Restricted Stock Plan of 1997 is to provide incentives that will attract, retain and motivate highly competent persons as directors, officers and key employees of Miller by providing them opportunities to acquire shares of our Common Stock. Additionally, the 1997 Stock Plan is intended to assist in further aligning the interests of Miller's directors, officers and key employees to those of its other stockholders. To accomplish this purpose, the 1997 Stock Plan offers a proprietary interest in the Company through the distribution of benefits in the form of stock-based compensation, including stock options and restricted stock grants. These grants are referred to in this Proxy Statement as "Incentive Awards."

  Subject to the terms of the 1997 Stock Plan, the Stock Plan Committee determines the terms of each Incentive Award, which are set forth in a written agreement delivered to the recipient of the Incentive Award. The terms of award agreements may vary from person to person.

  The Board of Directors and stockholders of the Company adopted the 1997 Stock Plan on November 17, 1997. The maximum number of shares of Common Stock that may be issued under the 1997 Stock Plan currently is 1,200,000, subject to certain antidilution adjustments. As of April 17, 2000, 193,500 shares of Common Stock were available for additional benefits to be granted under the 1997 Stock Plan. On April 17, 2000, the last reported sale price of the Company's common stock on the Nasdaq National Market was $.875 per share.

Amendment

  In February 2000, the Stock Plan Committee adopted, and the Board of Directors ratified, an amendment to the 1997 Stock Plan, subject to stockholder approval. If approved by the stockholders, the amendment to the 1997 Stock Plan will increase the maximum aggregate number of shares of Common Stock that may be issued pursuant to Incentive Awards granted under the 1997 Stock Plan by 700,000 from 1,200,000 to 1,900,000, subject to certain antidilution adjustments.

  The Board of Directors believes that it is in the best interest of the Company and its stockholders to approve the 1997 Stock Plan amendment to allow the Company to continue to use equity compensation to attract and retain qualified personnel and to have shares available for future grants of benefits as the Stock Plan Committee deems appropriate.

Description of the 1997 Stock Plan

  The following is a summary of the principal features of the 1997 Stock Plan, together with applicable tax implications. This summary, however, does not purport to be a complete description of all provisions of the 1997 Stock Plan. Any stockholder who wishes to obtain a copy of the actual plan document may do so by written request to the Corporate Secretary at the Company's executive offices at 3104 Logan Valley Road, Traverse City, Michigan 49685-0348.

  General. On November 17, 1997, the Company adopted the 1997 Stock Plan. The Board of Directors contemplates that the 1997 Stock Plan primarily will be used to grant stock options. However, the 1997 Stock Plan permits grants of restricted stock and tax benefit rights if determined to be desirable to advance the purposes of the 1997 Stock Plan.

  Persons eligible to receive Incentive Awards under the 1997 Stock Plan (with certain limitations discussed below) are directors, corporate officers and other full-time employees of the Company and its subsidiaries.

  A maximum of 1,900,000 shares of Common Stock (subject to certain antidilution adjustments) will be available for Incentive Awards under the 1997 Stock Plan. The 1997 Stock Plan will not be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and will not be subject to the Employee Retirement Income Security Act of 1974.

  The 1997 Stock Plan will be administered by the Stock Plan Committee of the Board of Directors. The 1997 Stock Plan requires the Stock Plan Committee to consist of at least two members, all of whom qualified as "non-employee directors" as defined in Rule 16b-3 under the Securities Exchange Act of 1934. The Board of Directors, in its discretion, also may require that the members of the Stock Plan Committee be Aoutside directors" as defined in the rules issued pursuant to Section 162(m) of the Code. The Stock Plan Committee will make determinations, subject to the terms of the 1997 Stock Plan, as to the persons to receive Incentive Awards, the amount of Incentive Awards to be granted to each person, the terms of each grant and all other determinations necessary or advisably for administration of the 1997 Stock Plan. The Stock Plan Committee may amend the terms of Incentive Awards granted under the 1997 Stock Plan from time to time in a manner consistent with the 1997 Stock Plan; provided, that no amendment may be effective relating to a particular Incentive Award without the consent of the relevant participant, except to the extent the amendment operates solely to the benefit of the participant.

  The 1997 Stock Plan took effect on November 17, 1997 and, unless earlier terminated by the Board of Directors, the 1997 Stock Plan will terminate on November 16, 2007. No award may be made under the 1997 Stock Plan after that date. The Company has registered shares covered by the 1997 Stock Plan under the Securities Act.

  Stock Options. Under the 1997 Stock Plan, participants may be granted stock options. Certain stock options that may be granted to employees under the 1997 Stock Plan may qualify as incentive stock options as defined in Section 422(b) of the Code ("Incentive Stock Options"). Other stock options will not be Incentive Stock Options within the meaning of the Code ("Non-qualified Stock Options"). Stock options may be granted at any time prior to the termination of the 1997 Stock Plan according to its terms or by action of the Stock Plan Committee.

  The Stock Plan Committee will set forth the terms of individual grants of stock options in stock option agreements that will contain such terms and conditions, consistent with the provisions of the 1997 Stock Plan, as the Stock Plan Committee determines to be appropriate. These restrictions may include vesting requirements to encourage long-term ownership of shares. The Company will receive no consideration upon the award of options. The option price per share will be determined by the Stock Plan Committee; provided, that the option price for an Incentive Stock Option will be a price equal to or higher than the "market value" of the Company's Common Stock on the date of grant.

  Although the term of each stock option will be determined by the Stock Plan Committee, no Incentive Stock Option will be exercisable under 1997 Stock Plan after 10 years from the date it was granted. Options generally will be exercisable for limited periods of time if an option holder is terminated from employment with the Company or its subsidiaries without cause, dies or becomes disabled. If an option holder is terminated for cause, the option holder will forfeit all rights to exercise any outstanding options. No individual participant may be granted, during any calendar year, options to purchase more than 10% of the total number of shares of Common Stock available under the 1997 Stock Plan. The Stock Plan Committee may permit an option holder to exercise an option for an extended period, which may not extend beyond the earlier of either three years from the date of termination or the date on which the options expire by their terms, if (i) the option holder retires after age 62 or upon any other age determined by the Stock Plan Committee ("Normal Retirement"), (ii) the option holder voluntarily terminates employment with the written consent of the Stock Plan Committee after the option holder has attained 55 years of age and completed 15 years of services ("Early Retirement") or (iii) the option holder voluntarily terminates employment and the Stock Plan Committee determines the termination to be in the best interests of the Company ("Consensual Severance").

  Each person who becomes a non-employee director automatically will be granted, on the date of his or her initial election, an option to purchase 10,000 shares of Common Stock. In addition, on the first business day following the date on which each annual meeting of the Company's stockholders is held, each non-employee director then serving automatically will be granted an option to purchase 3,000 shares of Common Stock. Each option granted to non-employee directors will (i) have a 10-year term, (ii) have an exercise price per share equal to the fair market value of a Common Stock share on the date of grant and (iii) become exercisable in cumulative annual increments of one-fifth of the total number of shares of Common Stock subject thereto, beginning on the first anniversary of the date of grant. If a non-employee director resigns from the Board without the consent of a majority of the other directors, such director's options may be exercised only to the extent they were exercisable on the resignation date.

  Restricted Stock. In addition to the authority to grant stock options under the 1997 Stock Plan, the 1997 Stock Plan will allow the Stock Option Committee to award restricted stock. Restricted stock will be subject to such terms and conditions, consistent with the provisions of the 1997 Stock Plan, as the Stock Option Committee from time to time may determine. As with stock options grants, the Stock Option Committee will set forth the terms of individual awards of restricted stock agreements. If a participant's employment or director or officer status is terminated during the restricted period set by the Stock Option Committee for any reason other than death or disability, or any additional reason as may be permitted by the Stock Option Committee, then any shares of restricted stock still subject to restrictions will be forfeited. Unless the Stock Option Committee provides otherwise in a restricted stock agreement, if a participant's employment or director or officer status is terminated during the restricted period by reason of death or disability, the restrictions on the participant's shares will terminate automatically as of the date of death or disability, the restrictions on the participant's shares will terminate automatically as of the date of death or disability. The Stock Option Committee, in its discretion, may provide that all or part of the restrictions on the restricted stock will lapse upon termination if the termination is by reason of Consensual Severance, Normal Retirement or Early Retirement.

  Without Stock Option Committee authorization, a recipient of restricted stock may not sell, exchange, transfer, pledge, assign or otherwise dispose of such stock other than to the Company or by will or the laws of descent or distribution. In addition, the Stock Option Committee may impose other restrictions on shares of restricted stock. However, holders of restricted stock will enjoy all other rights of stockholders with respect to restricted stock, including the right to vote restricted shares at stockholders' meetings and the right to receive all dividends paid with respect to restricted stock. Any securities received by a holder of restricted stock pursuant to a stock dividend, stock split, recapitalization or reorganization will be subject to the same terms, conditions and restrictions that are applicable to the restricted stock for which such shares are received.


  The Stock Option Committee may provide that upon the occurrence of a Achange in control" of the Company (as defined in the 1997 Stock Plan), all restricted stock or other Incentive Awards immediately would become fully vested, nonforfeitable or otherwise no longer subject to any restriction. The Stock Option Committee may provide in the restricted stock agreement that the number of shares that automatically will vest will be limited in value to the extent that any payments that are deemed "parachute payments" as defined in Section 280G(b)(2) of the Code would not be subject to the excise tax imposed by
Section 4999 of the Code.

  Tax Benefit Rights. The Stock Plan Committee also may grant tax benefit rights under the 1997 Stock Plan. As with options and restricted stock, the Stock Plan Committee will set forth the terms and conditions of tax benefit rights granted and the participants to receive tax benefit rights in written agreements. A tax benefit right entitles a participant to receive cash payment from the Company or its subsidiaries to encourage the participant to exercise his or her options. The amount of the payment may not exceed the amount calculated by multiplying the ordinary income, if any, realized by the participant for federal tax purposes as a result of the exercise of a non-Incentive Stock Option, or as a result of the disqualifying disposition of shares acquired under an Incentive Stock Option, by the maximum federal income tax rate (including any surtax or similar charge or assessment) for corporations, plus the applicable state and local tax imposed on the exercise of the option or disqualifying disposition. Tax benefit rights may be granted only with respect to a stock option issued and outstanding or to be issued under the 1997 Stock Plan or any prior plans. A participant may refuse the issuance of a tax benefit right if the effect of the tax benefit right would disqualify an Incentive Stock Option, change the date of the grant or exercise price or impair the participant's existing stock options.

  Federal Income Tax Consequences. A participant receiving Non-qualified Stock Options will not recognize taxable income at the time the Non-qualified Stock Option is granted. At the time the Non-qualified Stock Option is exercised, the participant will recognize ordinary taxable income in an amount equal to the difference between the exercise price and the fair market value of the Common Stock on the date of exercise. The Company will be entitled to a concurrent deduction equal to the ordinary income recognized by the participant.

  An employee granted an Incentive Stock Option will not recognize taxable income at the time of grant or, subject to certain conditions, at the time of exercise. If stock acquired upon exercise of an incentive Stock Option is held for a minimum of two years from the date of grant of the Stock Option and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the sale price and the exercise price) upon disposition of the stock will be treated as long-term capital gain or loss, and the Company will not be entitled to any deduction.

  If the holding period requirement is not met, the employee will recognize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of Common Stock on the date of exercise over the exercise price or (ii) the excess of the amount realized on the sale of such stock over the exercise price.

  An employee receiving a Restricted Stock award generally will recognize ordinary taxable income at the time the restrictions lapse in an amount equal to the difference between the fair market value of the Common Stock at the time the restrictions lapse and the price, if any, paid by the employee for such Common Stock (unless the employee makes a Section 83(b) election as discussed below). Any dividends received by the employee before the termination of restrictions will be taxed as ordinary income. The Company will be entitled to a deduction equal to the ordinary income recognized by the employee. Upon the disposition of the Common Stock, the employee will recognize taxable gain or loss equal to the difference between the fair market value of the Common Stock at the time the restrictions lapse and the amount realized upon the disposition of the Common Stock. The gain or loss will be taxable as a capital gain or loss.

  If an employee makes an election under Section 83(b) of the Code (a "Section 83(b) election"), the employee will recognize ordinary income when the Restricted Stock is transferred to the employee (without regard to any risk of forfeiture or restriction on the employee's ability to freely transfer the Restricted Stock) in an amount equal to the fair market value of the Restricted Stock at that time over the amount, if any, paid by the employee for the Restricted Stock. If the employee makes a Section 83(b) election, the Company will be entitled to a deduction equal to the ordinary income recognized by the employee in the year of the election. However, dividends received before the restrictions lapse will not be deductible by the Company. Upon the disposition of the Common Stock, the employee will recognize gain or loss equal to the difference between the amount realized and the sum of the income recognized by the employee as a result of the Section 839b) election and any amounts paid by the employee for the Restricted Stock.

  Section 162(m) of the Internal Revenue Code generally imposes a $1 million per person annual limit on the amount the Company may deduct as compensation expense for its chief executive officer and its four other highest paid executives. The 1997 Stock Plan must comply with certain requirements of
Section 162(m) of the Code to cause stock options granted thereunder to be classified as "performance-based compensation" under Section 162(m)(4)(c) of the Code and, thereby, exempt from the $1 million limit imposed by Section 162(m). The 1997 Stock Plan is intended to comply with such requirements with respect to Stock Options. As a result, income recognized by an executive officer upon the exercise of a stock option should not be subject to or count against the Section 162(m) $1 million annual limit on deductible compensation. Restricted Stock Awards generally are not available for the exemption from the $1 million annual limit imposed by Section 162(m) and, therefore, income attributable to grants of Restricted Stock will be included for purposes of the $1 million limitation.

Outstanding Incentive Awards

  The table below sets forth the outstanding stock options granted under the 1997 Stock Plan to the following persons:

                       Individual                        Number of Stock Options
                       ----------                        -----------------------
Kenneth J. Foote........................................          13,000
Frank M. Burke, Jr......................................          13,000
Richard J. Burgess......................................          13,000
Dan A. Hughes, Jr.......................................          13,000
William "Casey" McManemin...............................          13,000
Kelly E. Miller.........................................         330,000
Lew P. Murray...........................................         100,000
Deanna L. Cannon........................................          27,000
All Executive Officers as a group.......................         457,000
All Non-employee directors as a group...................          65,000

New Plan Benefits.

  Incentive Awards are made at the discretion of the Stock Plan Committee and are not determinable prior to actual grants. No Incentive Awards have been granted contingent upon the approval of the proposed amendment.

              PROPOSAL THREE: APPROVAL OF THE PROPOSED AMENDMENT
     TO THE COMPANY'S EQUITY COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS

Overview

  The purpose of the Director's Plan is to provide incentives to the Company's non-employee directors that further align the interests of those directors with those of its other stockholders. To accomplish this purpose, the Director's Plan offers a proprietary interest in the Company through the distribution of shares of the Company's Common Stock in payment of director's fees owed to the Company's non-employee directors.

  The Board of Directors adopted the Director's Plan on November 17, 1998 and it was approved and adopted by the stockholders of the Company on June 11, 1999. The maximum number of shares of Common Stock that may be issued under the Director's Plan currently is 120,000, subject to certain antidilution adjustments. As of April 17, 2000, no shares of Common Stock were available for additional benefits to be granted under Director's Plan and an additional 64,590 shares are needed to satisfy the Company's obligations with respect to the 1999 director's fees. On April 17, 2000, the last reported sale price of the Company's common stock on the Nasdaq National Market was $.875 per share.

Amendment

  In February 2000, the Stock Plan Committee adopted, and the Board of Directors ratified, an amendment to the Director's Plan, subject to stockholder approval. If approved by the stockholders, the amendment to the Director's Plan will:

  . increase the maximum aggregate number of shares of Common Stock that may be issued pursuant to the Director's Plan from 120,000 to 320,000, subject to certain antidilution adjustments, and

  . clarify that under the terms of the Director's Plan all director's fees owed to non-employee directors are to be paid through the issuance of shares of Common Stock.

  The Board of Directors believes that it is in the best interest of the Company and its stockholders to approve the Director's Plan amendment.

Description of Director's Plan

  The following is a summary of the principal features of the Director's Plan, together with applicable tax implications. This summary, however, does not purport to be a complete description of all provisions of the Director's Plan. A copy of the Director's Plan as proposed to be amended is attached to this Proxy Statement as Annex A.

General

  A maximum of 320,000 shares of Common Stock (subject to certain antidilution adjustments) would be available for awards of Common Stock ("Stock Awards") under the Plan. Shares to be issued under the Director's Plan are expected to be authorized but unissued shares.

  The Director's Plan is not qualified under Section 401(a) of the Code, and is not subject to the Employee Retirement Income Security Act of 1974.

  The shares currently covered by the Director's Plan have been registered under the Securities Act of 1933 and any additional shares to be issued under the proposed amendment will also be registered.

Participants in the Director's Plan

  Under the Director's Plan, non-employee directors (currently five individuals) are eligible to receive Stock Awards. Non-employee directors of the Company may be deemed to have an interest in the Director's Plan because they may be entitled to receive Stock Awards under the Director's Plan.

Administration of the Plan

  The Director's Plan is currently administered by the Stock Plan Committee designated by the Board of Directors (the "Committee"). The Board of Directors may terminate the Director's Plan at any time and may from time to time amend the Director's Plan as it deems proper and in the best interests of the Company, provided that no such amendment may impair any outstanding Stock Award without the consent of the participant. The Director's Plan took effect on December 7, 1998, and, unless earlier terminated by the Board of Directors, the Director's Plan will terminate on December 6, 2008. No award may be made under the Director's Plan after that date. The Committee has full authority and discretion to interpret the Director's Plan.

Stock Awards

  The Committee currently has the power to determine whether to compensate participants for Director's Fees earned in a fiscal year in shares of Common Stock or in cash. "Director's Fees" are those amounts of income due and payable to a participant for service as a director of the Company for a fiscal year, including payments for attendance at meetings of the Board of Directors or meetings of committees of the Board, and any retainer fee paid to members of the Board, but excluding reimbursement of costs.

  Currently, if the Company determines to compensate a participant in the form of a Stock Award rather than cash, the participant would be entitled to receive that number of shares of Common Stock calculated by dividing the dollar amount of a participant's Director's Fees for a fiscal year by the Market Value of the Common Stock on the day before the Stock Award payment date. "Market Value" means the last reported sales price on The NASDAQ Stock Market on the date in question, or if the Common Stock was not traded on The NASDAQ Stock Market on such date, the last reported sales price on the first day before the payment date.

  If the Committee determines to compensate a participant for the participant's Director's Fees in shares of Common Stock rather than cash, the Company will distribute to the participant the number of shares of Common Stock calculated in accordance with the preceding paragraph on or before the 45th day after the end of the Company's fiscal year in which the Director's Fees are earned. The Committee may amend the time of payment before or after a Stock Award (i) in its discretion, if the amendment benefits the participant; or (ii) in all other cases, with the consent of the participant.

  If the proposed amendment is approved, all Director's Fees other than out-of-pocket expenses will be paid in Common Stock and the Committee will no longer have the discretion to choose whether to pay fees in cash or Common Stock.

Federal Income Tax Consequences

  For federal income tax purposes, a participant would be required to recognize compensation income on the value of Common Stock at the time the Stock Award is granted. At the time the participant recognizes compensation income, the Company would be entitled to a corresponding deduction for federal income tax purposes.

New Plan Benefits

  Subject to stockholder approval of the proposed amendment to the Director's Plan, the Committee intends to grant Stock Awards to each non-employee director. The name of each participant, the dollar value of Director's Fees earned by and shares to be issued to each participant for fiscal year 1999 are set forth in the chart below.

                                                                  Amount  Shares
                                                                  ------- ------
C.E. Miller...................................................... $26,000 20,800
Frank M. Burke, Jr............................................... $30,500 24,400
Kenneth J. Foote................................................. $29,500 23,600
Dan A. Hughes, Jr................................................ $29,000 23,200
William Casey McManemin.......................................... $28,250 22,600
Richard J. Burgess............................................... $27,500 22,000

                 YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
  APPROVAL OF THE AMENDMENT TO THE EQUITY COMPENSATION PLAN FOR NON-EMPLOYEE
                                   DIRECTORS

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  To the Company's knowledge, set forth below is certain information, as of the Record Date, regarding ownership of Common Stock by (i) each person who beneficially owns more than 5% of the Company's outstanding shares of Common Stock, (ii) each director and executive officer of the Company and (iii) all directors and executive officers of the Company as a group.

                                        Amount and Nature of Beneficial
                                         Ownership of Common Stock(1)
                                  --------------------------------------------
                                  Sole Voting   Shared
                                      and      Voting or     Total     Percent
Name and Address of Beneficial    Dispositive Dispositive  Beneficial    of
Owner                               Power(2)    Power(3)  Ownership(2)  Class
------------------------------    ----------- ----------- -----------  -------
Siemens Financial Services,
 Inc.............................  1,025,105         0     1,025,105     8.1%
 186 Wood Avenue South
 Iselin, New Jersey 08830
C.E. Miller(4)...................  1,475,492         0     1,475,492    11.6%
 3104 Logan Valley Road
 Traverse City, Michigan 49685
Kelly E. Miller(5)...............  1,347,337    10,300     1,357,637    10.6%
 3104 Logan Valley Road
 Traverse City, Michigan 49685
David A. Miller(6)...............    754,879         0       754,879    5.94%
 3104 Logan Valley Road
 Traverse City, Michigan 49685
Daniel R. Miller(7)..............    888,360         0       888,360    6.99%
 3104 Logan Valley Road
 Traverse City, Michigan 49685
Sue Ellen Bell(8)................    794,056     3,342       797,398    6.28%
 3104 Logan Valley Road
 Traverse City, Michigan 49685
William Casey McManemin..........     59,125         0        59,125     1.0%
Lew P. Murray(9).................     47,704     2,451        50,155       *
Michael L. Calhoun...............     15,250         0        15,250       *
Frank M. Burke, Jr.(10)..........    139,583         0       139,583     1.1%
Kenneth J. Foote(11).............    123,010     1,500       124,510     1.0%
Dan A. Hughes, Jr................     53,315         0        53,315       *
Richard J. Burgess...............     24,198         0        24,198       *
Deanna L. Cannon.................      8,000         0         8,000       *
Executive Officers and Directors
as a group (10 persons)..........  3,293,014    14,251     3,307,265    26.0%

--------

* Less than 1%.

(1) The number of shares stated are based on information provided by each person listed and include shares personally owned of record by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.

(2) Excludes the following shares that may be acquired through the exercise of stock options granted under the "1997 Stock Plan" which are exercisable after June 15, 2000:

                                                                       Number of
   Name                                                                 Options
   ----                                                                ---------
   Kelly E. Miller....................................................  198,000
   William Casey McManemin............................................    8,400
   Lew P. Murray......................................................  120,000
   Michael L. Calhoun.................................................   15,000
   Frank M. Burke, Jr.................................................    8,400
   Kenneth J. Foote...................................................    8,400
   Dan A. Hughes, Jr..................................................    8,400
   Richard J. Burgess.................................................   10,400
   Deanna L. Cannon...................................................   21,000

(3) These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract right, and shares held by spouses, children or other relatives over whom the listed person may have substantial influence by reason of relationship.

(4) Includes 213,919 shares held by the Kelly E. Miller Retained Annuity Trust #1, 213,919 shares held by the Daniel R. Miller Retained Annuity Trust #1, 320,879 shares held by the David A. Miller Retained Annuity Trust #1 and 213,919 shares held by the Sue Ellen Bell Retained Annuity Trust #1, with respect to each of which C.E. Miller is the sole trustee. Also includes 264,199 shares held by Eagle Investments, Inc. ("Eagle") and 122,565 shares held by Eagle International, Inc. ("Eagle International"), each of which is owned by a revocable trust of which C.E. Miller is the sole trustee.

(5) Includes 84,024 shares held by Miller and Miller, Inc., which is owned by a revocable trust of which Kelly E. Miller is the sole trustee and 85,388 shares held by the Company's 401(k) plan wherein Kelly E. Miller has sole voting power as the sole trustee. Excludes 213,919 shares held by the Kelly E. Miller Retained Annuity Trust #1, of which Kelly E. Miller's father, C.E. Miller, is the sole trustee and of which Kelly E. Miller is the Grantor with the Trust established for the benefit of his minor children as beneficiaries.

(6) Includes 84,024 shares held by Oak Shores Investments, Inc., which is owned by a revocable trust of which David A. Miller is the sole trustee. Excludes 320,879 shares held by the David A. Miller Retained Annuity Trust #1, of which David A. Miller's father, C.E. Miller, is the sole trustee and of which David A. Miller is the Grantor with the Trust established for the benefit of his minor children as beneficiaries.

(7) Includes 74,634 shares held by Double Diamond Enterprises, Inc., which is owned by a revocable trust of which Daniel R. Miller is the sole trustee. Excludes 213,919 shares held by the Daniel R. Miller Retained Annuity Trust #1, of which Daniel R. Miller's father, C.E. Miller, is the sole trustee and of which Daniel R. Miller is the Grantor with the Trust established for the benefit of his minor children as beneficiaries.

(8) Includes 84,024 shares held by Frontier Investments, Inc., which is owned by a revocable trust of which Sue E. Bell is the sole trustee. Excludes 213,919 shares held by the Sue Ellen Bell Retained Annuity Trust #1, of which Sue E. Bell's father, C.E. Miller, is the sole trustee and of which Sue E. Bell is the Grantor with the Trust established for the benefit of her minor children as beneficiaries.

(9) Includes 2,451 shares held as part of the Miller Oil Corporation 401(k) Savings Plan for which Mr. Murray has sole dispositive power.

(10) Includes 66,120 shares held by Burke, Mayhorn Company, Ltd., 31,000 shares held by TTC Burke, Ltd., which are private consulting and investment companies controlled by Mr. Burke and 53,000 shares held by a KEOGH Plan wherein Mr. Burke is owner of the plan.

(11) Includes 1,500 shares held by Mr. Foote's spouse.

                       DIRECTORS AND EXECUTIVE OFFICERS

  Biographical information as of April 17, 2000, is presented below for each person who is either nominated for election as a director at the Annual Meeting or is continuing as an incumbent director, and for each of the executive officers of the Company as of April 17, 2000.

Nominees for Election to Terms Expiring in 2003

  Kelly E. Miller (age 45) has served as the President, Chief Executive Officer and a director of the Company since its founding in 1997 and as President and a director of Miller Oil Company, the Company's predecessor ("MOC") since MOC's founding in 1986. Since 1982, Mr. Miller has served as a Vice President of Eagle. Mr. Miller serves on the Board of Governors of the Independent Petroleum Association of America and the Boards of Directors of the Michigan Oil and Gas Association and Republic Bancorp, Inc. (NASDAQ). Mr. Miller has been involved in the oil and gas industry since 1978, focusing his efforts in the areas of strategic planning, prospect development, acquisition and administration. Mr. Miller received a B.S. degree with a major in Petroleum Geology and a B.B.A. degree with a major in Petroleum Land Management from the University of Oklahoma. Mr. Miller also completed the Owner/President Management Program (OPM) through the Harvard University Graduate School of Business. Mr. Miller is a Certified Petroleum Geologist with the American Association of Petroleum Geologists, an international geological organization. Mr. Miller is the son of C.E. Miller, the Company's Chairman of the Board.

  Dan A. Hughes Jr. (age 42) has served as a director of the Company since February 2, 1998. Mr. Hughes is a partner in Dan A. Hughes Company, an oil and gas exploration company located in Beeville, Texas, and has served as Exploration Manager of Dan A. Hughes Company since 1985. Mr. Hughes currently serves on the Regional Board of Trustees for the Independent Petroleum Association of America and as Vice President for the Lower Gulf Coast District for Texas Mid-Continent Oil & Gas Association. Mr. Hughes has been active in the oil and gas industry for more than 20 years, overseeing exploration and development activities in Texas and Louisiana, as well as internationally. Mr. Hughes received a B.B.A. degree from Texas A&M University and attended Texas A&M University for post graduate studies in geology. Mr. Hughes is involved in a number of civic activities and is a member of several boards of directors and executive committees.

  Richard J. Burgess (age 69) has served as a director of the Company since January 12, 1999. Mr. Burgess served as President and CEO of NOMECO before retiring in 1994. NOMECO later became CMS Oil and Gas Company which is a wholly owned subsidiary of CMS Energy Corporation (NYSE). Mr. Burgess received a B.S. degree (honors) in Geology from the University of Manitoba and has held various positions in the oil and gas industry since 1954. Mr. Burgess currently serves on the Board of Directors of Michigan Oil and Gas Association and ROC Oil Company and is a former director of Seagull Energy, Command Petroleum and Sydney Oil Company. Mr. Burgess has been involved, in various capacities, with American Association of Petroleum Geologists, Independent Petroleum Association of America, Ontario Petroleum Institute and Potential Gas Committee.

Incumbent Directors--Terms Expiring in 2001

  William Casey McManemin (age 39) has served as a director of the Company since February 2, 1998. Mr. McManemin is a Registered Professional Engineer in the state of Texas, and he received a B.S. degree in Petroleum Engineering from Texas A&M University. Since 1988, Mr. McManemin has served as an officer, shareholder and director of the Manager of SASI Minerals Company and the General Partner of Spinnaker Royalty Company, L.P. In addition, since September 1993, Mr. McManemin has served as an officer, shareholder and director of the General Partner of Republic Royalty Company. All of such companies are engaged in oil and gas property acquisition, exploration and development, including activities in several of the same regions and areas in which the Company's present and past activities are located. In addition to membership in numerous oil and gas industry associations, Mr. McManemin is a member of the Executive Committee of the Board of Trustees of The St. Mark's School of Texas.

  Kenneth J. Foote (age 43) has served as a director of the Company since February 2, 1998. Mr. Foote has served as a managing director of First National Acceptance Company, a private financial services company, since 1987. Mr. Foote's primary responsibilities are in the areas of financial analysis, taxation and strategic planning. Additionally, Mr. Foote is a director of First National Bank of Michigan. From 1979 to 1982, Mr. Foote worked for the public accounting firm of Arthur Andersen LLP and became a Certified Public Accountant during that time. From 1982 to 1987, Mr. Foote was a principal in two real estate ventures before joining First National Acceptance Company. Mr. Foote has an A.B. degree in economics from Princeton University and received a masters in accounting from New York University.

Incumbent Directors--Terms Expiring in 2002

  C.E. "Gene" Miller (age 70) has served as the Chairman of the Board and a director of the Company since its founding in 1997 and of MOC, since MOC's founding in 1986. Since 1982, Mr. Miller has served as President, Secretary and Treasurer of Eagle, an oil and gas investment company affiliated with the Company, and since 1990 has served as President, Secretary and Treasurer of Eagle International, an international oil and gas development company also affiliated with the Company. Mr. Miller has been involved in the domestic oil and gas industry for over 35 years, primarily in Michigan and Texas. Mr. Miller is a past president of the Michigan Oil and Gas Association and also served as a director of that organization. Mr. Miller previously served as a vice president and director and on the Executive Committee of the Independent Petroleum Association of America, and as a director of the National Stripper Well Association. In addition, Mr. Miller has been involved in a number of civic activities and is a member of several boards of directors. Mr. Miller is the father of Kelly E. Miller, the Company's President and Chief Executive Officer.

  Frank M. Burke, Jr. (age 60) has served as a director of the Company since February 2, 1998. Mr. Burke has served as Chairman, Chief Executive Officer and Managing General Partner of Burke, Mayborn Company, Ltd., a private investment and consulting company located in Dallas, Texas, since 1984. Burke, Mayborn Company Ltd. provides strategic and financial consulting to selected individuals and entities. From 1960 to 1984, Mr. Burke was associated with Peat, Marwick, Mitchell & Co., an international firm of certified public accountants. Mr. Burke was elected partner in 1968, and served as a member of the Peat Marwick Board of Directors from 1978 to 1984. During the same period Mr. Burke served as Chairman, Energy Group for Peat Marwick International and National Director of Energy and Natural Resources for Peat Marwick in the United States. Mr. Burke presently serves as a director of Kaneb Services, Inc. (NYSE), Kaneb Pipe Line Partners, L.P. (NYSE) and Medical Control, Inc. (NASDAQ). In addition, Mr. Burke serves on the boards of directors of numerous private corporations.

Executive Officers

  Lew P. Murray (age 44) has served as Vice President-Exploration of the Company since its founding in 1997, and he served in the same capacity for MOC from January 1996 until the Company was founded. Mr. Murray holds a B.S. degree with a major in Geology from the University of Oklahoma. Mr. Murray is a Certified Petroleum Geologist with the American Association of Petroleum Geologists. Mr. Murray served as Exploration Manager of MOC from 1992 until 1996 and has been involved in the exploration program of MOC and its affiliates since 1981. Mr. Murray's primary responsibilities involve the review and recommendations of all domestic and international prospects.

  Deanna L. Cannon (age 39) has served as Vice President-Finance and Corporate Secretary of the Company since June 1999 and as Assistant Vice President-Finance from May 1998 to June 1999. Previously Ms. Cannon was employed in public accounting for 16 years, initially for Arthur Andersen & Co. in Jacksonville, Florida and later for Plante & Moran, LLP in Traverse City, Michigan. Ms. Cannon holds a B.S. degree in accounting from Ferris State University and also is a Certified Public Accountant. She is a member of the Michigan Oil and Gas Association, American Institute of Certified Public Accountants and Michigan Association of Certified Public Accountants.

  Michael L. Calhoun (age 40) has served as Vice President-Operations of the Company since January 12, 1998. Mr. Calhoun is a Registered Professional Engineer in the state of Texas and received a B.S. degree in Petroleum Engineering and a B.A. degree in Business Administration from the University of Texas. In addition, Mr. Calhoun received a Masters in Business Administration from Southern Methodist University. Since 1989, Mr. Calhoun has served in several capacities for Amerada Hess Corporation, including as a Financial Analyst, Manager of Production, Planning and Control, District Superintendent and, most recently, as Operations Manager for the Gulf Coast District. From 1987 to 1989, Mr. Calhoun served as an engineer for Greenwich Oil Corporation in Dallas, Texas, and from 1985 to 1987 as a field engineer for the Texas Railroad Commission.

                         BOARD COMMITTEES AND MEETINGS

  The Company's Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Stock Plan Committee.

  Audit Committee. The Audit Committee is responsible for (i) recommending to the Board of Directors the selection of independent accountants; (ii) approving the nature and scope of services to be performed by the independent accountants and reviewing the range of fees for such services; (iii) conferring with the independent accountants and reviewing the results of the annual audit; (iv) reviewing with the independent accountants the Company's internal auditing, accounting and financial controls; (v) reviewing policies and practices regarding compliance with laws and conflicts of interest; and
(vi) reviewing all material contractual matters. Messrs. Burke (Chairman), Foote, Hughes and Burgess currently serve on the Audit Committee. During 1999, the Audit Committee held five meetings.

  Compensation Committee. The Compensation Committee is responsible for (i) reviewing and recommending to the full Board of Directors for approval the annual base salary levels, annual incentive opportunity levels, long-term incentive opportunity levels, executive perquisites, employment agreements (if and when appropriate), change in control provisions/agreements (if and when appropriate), benefits and supplemental benefits of the Company's Chief Executive Officer and other key employees; (ii) recommending retainer and attendance fees for directors who are not employees of the Company or any of its subsidiaries; (iii) reviewing for their adequacy and competitiveness compensation plans and awards as they relate to the Chief Executive Officer and other key employees; and (iv) reviewing the Company's strategic and financial plans to determine their relationship to the compensation program. Messrs. McManemin (Chairman), Burke, Foote, Hughes and Burgess are members of the Compensation Committee. During 1999, the Compensation Committee held two meetings.

  Stock Plan Committee. The Stock Plan Committee is responsible for (i) advising, recommending and interpreting existing equity compensation plans, including the 1997 Stock Plan and the Director's Plan; (ii) reviewing and recommending to the full Board for approval new or amended equity compensation plans or grants under existing plans; and (iii) ensuring that the total equity compensation program and practices of the Company are designed with full consideration of all accounting, tax, securities law and regulatory requirements. Messrs. McManemin (Chairman) Hughes, Burke, Foote, and Burgess are members of the Stock Plan Committee. During 1999, the Stock Plan Committee held one meeting.

  During the Company's last fiscal year, the Board of Directors held eleven regular and special meetings. Each of the directors attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which each served (during the periods that each served).

                           COMPENSATION OF DIRECTORS

  The Board of Directors has adopted the Equity Compensation Plan for Non-Employee Directors. This plan, as amended, will require the Company to compensate its non-employee directors in shares of the Company's Common Stock for fees earned by such directors for their service to the Company.

  Directors who are not employees of the Company receive a $15,000 annual retainer fee plus $1,000 for attendance at each regular meeting of the Board of Directors and $500 for attendance at each committee meeting, (committee chairmen receive $750). Directors who also are employees of the Company receive no annual retainer and are not compensated for attendance at Board or committee meetings. The Company also reimburses directors for expenses associated with attending Board and committee meetings.

  Any person who first becomes a non-employee director automatically is granted, on the date of his or her election, an option to purchase 10,000 shares of Common Stock. In addition, on the first business day following the date on which each annual meeting of the Company's stockholders is held, each non-employee director then serving is automatically granted an option to purchase 3,000 shares of Common Stock. Each option granted to non-employee directors will (i) have a 10-year term, (ii) have an exercise price per share equal to the fair market value of a Common Stock share on the date of grant and (iii) become exercisable in cumulative annual increments of one-fifth of the total number of shares of Common Stock subject thereto, beginning on the first anniversary of the date of grant.

  The Board of Directors of the Company adopted a policy providing that directors are expected to maintain, directly or indirectly, a minimum investment in the Company of approximately $100,000.

                            EXECUTIVE COMPENSATION

Compensation Summary

  The following Summary Compensation Table shows certain information concerning the compensation earned during the fiscal years ended December 31, 1999, 1998 and 1997, by the Chief Executive Officer of the Company and each executive officer who earned in excess of $100,000 and who served in positions other than Chief Executive Officer at the end of the last completed fiscal year. The table does not include perquisites and other personal benefits for individuals for whom the aggregate amount of such compensation does not exceed the lesser of (i) $50,000 or (ii) 10% of combined salary and bonus for the named executive officers in 1999.

                          SUMMARY COMPENSATION TABLE

                                                    Long-Term
                                                   Compensation
                           Annual Compensation        Awards
                          --------------------- ------------------
                                                Restricted
Name and Principal                                Stock     Stock    All Other
Position                  Year  Salary   Bonus  Awards(2)  Options Compensation(1)
------------------        ---- -------- ------- ---------- ------- --------------
Kelly E. Miller,
 President and Chief
 Executive Officer......  1999 $194,237 $     0  $     0         0    $10,176
                          1998  276,057 100,000  480,000   330,000     46,237
                          1997  275,000 200,000        0         0     91,374
William J. Baumgartner,
 Executive Vice
 President-Finance(3)...  1999 $133,874     $ 0      $ 0         0    $ 5,275
                          1998  146,635  60,000  180,000   100,000      8,015
                          1997  125,000  30,000        0         0     15,233
Lew P. Murray, Vice
 President-Exploration..  1999 $117,032     $ 0      $ 0         0    $   630
                          1998 $134,231  40,000  120,000   100,000     16,001
                          1997  100,000  25,000                        29,580
Michael L. Calhoun, Vice
 President-Operations...  1999 $130,126     $ 0      $ 0         0    $ 7,284
                          1998  131,885       0   16,000    25,000      4,919

--------
(1) Compensation listed in this column for 1999 consisted of the following payments made by the Company (i) for contributions of Company Common Stock to the Company's 401(k) Savings Plan on behalf of the individuals listed as follows: $10,000 for Mr. Miller, $4,615 for Mr. Baumgartner; and $6,923 for Mr. Calhoun; (ii) for travel accident insurance policies as follows: $176 each for Messrs. Miller, Baumgartner, Calhoun and Murray, respectively; and (iii) for premiums on life insurance policies as follows: $484 for Mr. Baumgartner; $185 for Mr. Calhoun; and $454 for Mr. Murray. No contribution to the Company's 401(k) Savings Plan was made on behalf of Mr. Murray or payment of insurance premiums on behalf of Mr. Miller.

(2) The values of restricted stock awards reported in this column are calculated using the closing market price of the Common Stock on the date of grant. Dividends will be paid on shares of restricted stock at the same rate dividends are paid on Common Stock, if any. Restricted stock vests at cumulative annual increments of one-half of the total number of shares of restricted stock granted, beginning on the first anniversary of the date of grant. Compensation income realized by each of the named executive officers and corresponding compensation expense recorded by the Company is based on the closing market price of Common Stock on the first and second anniversary of the date of grant. Actual compensation amounts are as follows: $138,750 for Mr. Miller; $36,562 for Mr. Baumgartner (one-half of the shares of restricted stock granted to Mr. Baumgartner were forfeited upon his resignation in November 1999); $4,625 for Mr. Calhoun; and $34,687 for Mr. Murray.

(3) Mr. Baumgartner resigned in November 1999.

Stock Options

  The Company's 1997 Stock Plan is administered by the Stock Plan Committee of the Board of Directors which has authority to determine the individuals to whom and the terms upon which options will be granted, the number of shares to be subject to each option and the form of consideration that may be paid upon the exercise of an option.

  There were no stock options granted to or exercised by the named executive officers during the fiscal year ended December 31, 1999. On January 1, 2000, the Company granted a total of 191,500 stock options to certain employees with an exercise price of $0.01 per share. Of those stock options, 132,000 were issued to executive officers. The right to exercise the options shall vest and be exercisable when the normal trading average of the stock on the market remains above the designated values for a period of five consecutive trading days as follows:

         Five-Day Daily Average Target                       Percentage Vested
         -----------------------------                       -----------------
                     $2.00                                          40%
                     $2.75                                          30%
                     $3.50                                          30%

  AGGREGATE OPTIONS EXERCISED IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                   VALUES(1)

                                                                                  Value of
                             Number of Securities Underlying          Unexercised In-the-Money Options
                         Unexercised Options at Fiscal Year-End                Fiscal Year-End
                         ------------------------------------------   --------------------------------------
Name                        Exercisable           Unexercisable         Exercisable          Unexercisable
----                     ------------------    --------------------   ----------------     -----------------
Kelly E. Miller.........               66,000                 264,000                  $ 0                   $ 0
Lew P. Murray...........               20,000                  80,000                  $ 0                   $ 0
Michael L. Calhoun......                5,000                  20,000                  $ 0                   $ 0
Deanna L. Cannon........                3,000                  12,000                  $ 0                   $ 0

--------
(1) No named executive officer exercised any stock options in 1999.

401(k) Savings Plan

  In connection with its formation and initial public offering, the Company adopted MOC's 401(k) Savings Plan (the "Savings Plan"). The Savings Plan is available to all full-time employees upon commencement of their employment and provides for discretionary matching contributions by the Company. The funds in the Savings Plan are invested in equity and bond funds at the election of the participant. The Company-paid matching contributions under the Savings Plan are made in the form of Common Stock and vest at a rate of 20% per year, beginning after three years of service. The number of shares contributed is based on the market price of Common Stock at the date of contribution. The Savings Plan balances that have vested generally are paid at an employee's termination of employment or retirement.

Life Insurance Program

  The Company provides, at its sole cost, life insurance in the face amount of $150,000 on each of the lives of Messrs. Murray and Calhoun each of whom is entitled to designate the beneficiary of the insurance proceeds. During 1999, the Company paid $454 and $185 in premiums for Messrs. Murray's and Calhoun's respective policies.

Travel Insurance Program

  The Company provides to each of Messrs. Kelly Miller, C.E. Miller, Calhoun and Murray travel accident insurance in the face amount of $100,000, at no cost. The insurance covers accidental death and disability in the course of business or personal travel anywhere in the world. Each covered person is entitled to designate the beneficiary of the insurance proceeds. During 1999, the Company paid $176 in premiums for each of the policies.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, where one of their executive officers served on the compensation committee of the Company. No executive officer of the Company served as a director of another entity, where one of their executive officers served on the compensation committee of the Company. No executive officer of the Company served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, where one of their executive officers served as a director of the Company.

               EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT
                      AND CHANGE IN CONTROL ARRANGEMENTS

Employment Agreements

  The Company has entered into employment agreements with each of Messrs. Calhoun and Murray that provide for an annual base salary in an amount not less than $108,000 for Mr. Calhoun and $112,000 for Mr. Murray. See discussion of Mr. Kelly Miller's employment agreement under the caption "Compensation of the Chief Executive Officer". Messrs. Miller, Calhoun and Murray also received option grants in 1998, pursuant to the 1997 Stock Plan, to purchase 60,000, 25,000 and 100,000 shares, respectively, of Common Stock. The exercise price of the options is $8.00 per share, except that for 11,350 of Mr. Miller's 60,000 shares, the exercise price is $8.80. The options vest at the rate of one-fifth per year beginning on the first anniversary of the grant date. Pursuant to the 1997 Stock Plan, the Company also granted to Messrs. Kelly Miller, Calhoun and Murray 60,000, 2,000 and 15,000 shares of restricted Common Stock, respectively, which vest at cumulative annual increments of one-half of the total number of restricted shares beginning on the first anniversary of the grant date.

  The Company made a one-time grant of 270,000 stock options to Mr.Kelly Miller pursuant to the terms of a stock option agreement. The exercise price of the options is $8.00 per share and the options vest at the rate of one-fifth per year beginning on the first anniversary of the grant date.

  No stock options or grants of restricted stock were issued to executive officers during 1999.

  Each of the employment agreements of Messrs. Calhoun and Murray have a three-year term. Under each agreement, the officer's employment may be terminated upon his death or "disability," for "cause" or "good reason," (as those terms are defined in the employment agreement) or for any reason upon 45 days' notice by the employee or at will by the Company. Upon discretionary termination of employment by the Company or termination by the employee for good reason, the employee's salary and benefits will be continued for a period of 52 weeks for Mr. Calhoun and 26 weeks for Mr. Murray. Upon death, disability, discretionary termination by the employee or termination for cause, no severance pay will be paid. Upon a "change in control" (as defined in each employment agreement) of the Company, the employees will receive as severance pay a lump sum equal to the weekly salary times 52 weeks for Mr. Calhoun and 26 weeks for Mr. Murray provided the employment agreement is not assigned and assumed by a successor Company. In addition, upon a "change in control" the executive employee's unvested stock options and restricted stock shall vest immediately. Mr. Murray was granted options to purchase 60,000 shares of common stock effective January 1, 2000 as a concession for reducing the number of weeks of severance pay from 52 to 26 under the severance pay provisions of his employment agreement described above.

  Each of the employment agreements provides that the employee is eligible to participate in the Company's employee benefit plans, including the Company's matching 401(k) Savings Plan and the 1997 Stock Plan.

  Each of the employment agreements contains certain confidentiality obligations. In addition, in each agreement the employee agrees not to compete against the Company for a period of one year following termination in any county or parish in which the Company has a leasehold interest or active or pending seismic programs.

Indemnity Agreements

  The Company has entered into indemnity agreements with Messrs. Miller, Calhoun, Murray and Ms. Cannon and with each director of the Company (collectively, the "Executives"). The indemnity agreements indemnify each Executive against all expenses incurred in connection with any action or investigation involving each Executive by reason of his or her position with the Company (or with another entity at the Company's request). The Executives also will be indemnified for costs, including judgments, fines and penalties, indemnifiable under Delaware law or under the terms of any current or future liability insurance policy maintained by the Company that covers the Executives. An Executive involved in a derivative suit will be indemnified for expenses and amounts paid in settlement. Indemnification is dependent in every instance on the Executive meeting the standards of conduct set forth in the indemnity agreements. If a potential change in control occurs, the Company will fund a trust to satisfy its anticipated indemnification obligations.

                COMPENSATION COMMITTEE AND STOCK PLAN COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

  The Board of Directors has two standing committees responsible for executive compensation matters. The Compensation Committee of the Board of Directors (the "Compensation Committee") develops and recommends to the Board of Directors the compensation policies of the Company. The Compensation Committee also administers the Company's compensation plans and recommends for approval by the Board of Directors the compensation to be paid to the Chief Executive Officer and, with the advice of the Board of Directors, the other executive officers of the Company. The Compensation Committee consists of five directors, none of whom are current or former employees of the Company. The Stock Plan Committee of the Board of Directors has overall responsibility for stock option and restricted stock grants, including grant approval and plan administration. The Stock Plan Committee consists of five directors, none of whom are current or former employees of the Company.

  The basic compensation philosophy of the Company is to provide competitive salaries as well as competitive incentives to achieve superior financial performance. The Company's executive compensation policies are designed to achieve three primary objectives:

  . Attract and retain well-qualified executives who will lead the Company and achieve and inspire superior performance;

  . Provide incentives for achievement of specific short-term individual and corporate goals; and

  . Align the interests of management with those of the stockholders to encourage achievement of increases in stockholder value.

  Executive compensation at the Company consists primarily of the following components: base salary and benefits; amounts paid (if any) under the annual bonus programs available to certain executive officers (see below); and participation in the Company's stock option and equity-based incentive plans. Each component of compensation is designed to accomplish one or more of the three compensation objectives described above.

Base Salary

  To attract and retain well-qualified executives, it is the Compensation Committee's policy to establish base salaries and provide benefit packages at levels that the Company believes to be competitive. Base salaries of executives may be determined in part by comparing each executive's position with similar positions in companies of similar type, size and financial performance. In general, the Compensation Committee has targeted salaries to be commensurate with base salaries paid for comparable positions in comparable size companies. Other factors that have been considered by the Compensation Committee are the executive's performance, the executive's current compensation and the Company's performance (determined by reference to revenues cash flow, production growth earnings and other factors).

  The 1999 average base salaries of executives decreased over the previous year's level as a result of a combination of factors, including implementation of a general administrative cost reduction plan during the year.

Stock Option and Restricted Stock Plans

  Awards under the Company's 1997 Stock Plan are designed to encourage long-term investment in the Company by participating executives, to align more closely executive and stockholder interests and to reward executives and other employees or building stockholder value. The 1997 Stock Plan Committee believes stock ownership by management is beneficial and stock awards have been granted by the Company to executives and other employees since the Company's formation. Since its formation, the 1997 Stock Plan Committee has reviewed, modified (to the extent appropriate) and taken final action as to the employees to be granted options and/or restricted stock and the amount, timing, price and other terms of the options and/or restricted stock.

  Under the Company's 1997 Stock Plan, which has been approved by the stockholders, executives and other employees may be granted shares of restricted stock. These shares are subject to restrictions that generally lapse over a period of three years from the date of grant.

  Under the 1997 Stock Plan, executives and other employees may be granted options to purchase shares of stock, as well as tax benefit rights. The Company has never granted tax benefit rights and does not have a present intent of so doing. The Company has granted both incentive stock options and nonqualified stock options within the meaning of the Code. Most of the options granted have been incentive stock options with an exercise price equal to the market price of the Common Stock on the date of the grant. The Company may, however, grant options with an exercise price above or below the market price on the date of grant.

Compensation of the Chief Executive Officer

  Although the Company intended to have employment agreements in place for the named executive officers including the CEO, the Compensation Committee has not yet entered into discussions and negotiations with Mr. Miller regarding his employment agreement.

  Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that publicly held corporations may not deduct compensation paid to certain executive officers in excess of $1 million annually, with certain exemptions. The Company has examined its executive compensation policies in light of
Section 162(m) and the regulations adopted by the Internal Revenue Service to implement this section. It is not expected that any portion of the Company's deduction for employee remuneration will be disallowed in 2000 or in future years by reason of awards granted in 1999.

  During 1999, all recommendations of the Compensation Committee were unanimously approved by the Board of Directors without modification.

                                          Respectfully submitted,

COMPENSATION COMMITTEE             STOCK PLAN COMMITTEE
William Casey McManemin, Chairman  William Casey McManemin, Chairman
Frank M. Burke, Jr.                Frank M. Burke, Jr.
Kenneth J. Foote                   Kenneth J. Foote
Dan A. Hughes, Jr                  Dan A. Hughes, Jr.
Richard J. Burgess                 Richard J. Burgess

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with C.E. Miller and Affiliates

  The following information describes agreements or transactions between MOC and C.E. Miller, Chairman of the Board and a director of the Company and MOC, or his affiliates:

  During April 1999, Eagle Investments Inc., an affiliate of the Company, purchased certain Company leasehold, producing properties and prospects (collectively, the "Assets"), and assumed any obligations under existing joint operating agreements, participation agreements and any other agreements relating to the Assets. The proceeds from sale of these Assets totaled $3.9 million dollars and were used to meet the Company's May 1 and May 31 scheduled payment obligations to its senior lender, the Bank of Montreal.

  All sales of Assets were subject to the approval of the outside directors of the Company and the Company had the absolute right to repurchase, on or before December 31, 1999, all of the Assets purchased by Eagle. The Assets could not be repurchased individually, and had to be repurchased in their entirety excepting those Assets where drilling operations had begun. No Assets were repurchased by the Company during 1999.

  Service Agreement. MOC entered into an Amended Service Agreement dated January 1, 1997, amending a prior service agreement, with Eagle, an oil and gas exploratory company beneficially owned by C.E. Miller. Under the amended agreement, MOC provides Eagle with administrative, technical, consulting and other services required by Eagle to operate its business in the ordinary course. These services include, among others, developing prospects, coordinating, permitting, drilling and facility construction and operation, maintaining joint venture relationships and providing accounting, financial, tax and budget-preparation services. As compensation for its services, Eagle agreed to pay MOC a fixed fee of $50,000 per calendar quarter, subject to annual adjustments to be negotiated by MOC and Eagle, as well as additional fees for specialized services as agreed by the parties. Eagle also agreed to reimburse MOC its out-of-pocket expenses incurred in providing the services. Either party may terminate the agreement at any time upon 60 days' prior notice. Eagle paid MOC $66,667 under the service arrangement in 1999, which the Company believes is adequate compensation for the services provided to Eagle. On March 1, 1999, by mutual agreement, the parties terminated the Service Agreement effective May 1, 1999.

Sale and Lease of Principal Offices. In July 1996 MOC sold its principal offices located at 3104 Logan Valley Road, Traverse City, Michigan to C.E. Miller and Betty Miller for $700,000. The Company is leasing the premises from Mr. and Mrs. Miller under a five-year lease expiring in August 2001. The lease has a 4% annual escalation clause. The current monthly rent is $8,072. The Company believes that the rental rate is representative of the fair market rental rate for the premises and that the purchase price was representative of the fair market value of the property at the time of sale.

Certain Exploration Programs

  Portions of the Company's exploration activities have been conducted as an active working interest partner in select projects in Texas and Louisiana by the Hughes Company under an exploration agreement in effect since 1994. Dan A. Hughes, Jr., a director of the Company, is a partner in and Exploration Manager of the Hughes Company. At the time the exploration agreement was entered into, Mr. Hughes was not a director of the Company. Revenues attributable to these properties were approximately $0.5 million for fiscal year 1999. Payments to the Hughes Company for the Company's proportionate share of leasehold, seismic, drilling and operating expenses amounted to $794,319 (net of $1,126,321 in control of well insurance reimbursements) in 1999. Substantially all of these properties were sold to an independent third party during 1999.

  Any future material transactions between the Company and its affiliates will be approved by a majority of the disinterested directors of the Company.

                         STOCK PRICE PERFORMANCE GRAPH

  The following graph compares the cumulative total stockholder return on the Company's Common Stock to the Standard & Poor's 500 Stock Index and an industry index comprised of the common stock of companies in the oil and gas development and exploration industry (the "Peer Group"), assuming an investment of $100 on the date of the Offering through December 31, 1998. The Standard & Poor's 500 Stock Index is a broad equity market index published by Standard & Poor's. The Peer Group was selected by the Company and includes the companies listed in the footnote to the graph below. Cumulative total return is measured by dividing (i) the sum of (a) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (b) the difference between the share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period.

  The dollar values for total stockholder return plotted in the graph below are shown in the following table:

                                           February 4, December 31, December 31,
                                              1998         1998         1999
                                           ----------- ------------ ------------
The Company...............................   $100.00      $56.25       $13.68
S & P 500.................................    100.00      122.08       145.92
Peer Group................................    100.00       59.56         48.5

                           COMPARISON OF CUMULATIVE
                           TOTAL STOCKHOLDER RETURN


                             [GRAPH APPEARS HERE]

* The Peer Group includes [Edge Petroleum Co., Bellwether Exploration Co., Titan Exploration, Inc., Clayton Williams Energy, Key Production Co., Remington Oil & Gas Corp., Parallel Petroleum Corp., Vista Energy Resources, Wiser Oil Corp., Brigham Exploration Co. and Harken Energy Corp.]

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's directors and officers, and persons who beneficially own more than 10% of the outstanding shares of Common Stock, to file reports of ownership and changes in ownership of shares of Common Stock with the Securities and Exchange Commission. Directors, officers and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based on its review of the copies of such reports received by it, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for the 1999 fiscal year, and the Company believes that its officers and directors complied with all applicable filing requirements during the Company's last fiscal year, except that the Form 5 for Mr. Kelly Miller for 1999 was inadvertently filed 21 days beyond the filing deadline.

                                PROPOSAL FOUR:
                           RATIFICATION OF AUDITORS

  The Board of Directors has selected Arthur Andersen LLP as the auditors of the Company for the current fiscal year. The Company expects that representatives of Arthur Andersen LLP will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

  THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY VOTE FOR THE RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S AUDITORS FOR 2000.

                             STOCKHOLDER PROPOSALS

  Stockholder proposals intended to be presented at the annual meeting of stockholders in the year 2001 and that a stockholder would like to have included in the proxy statement and form of proxy relating to that meeting must be received by the Company for consideration not later than January 15, 2001, to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. The Company's management will have discretionary voting authority with respect to stockholder proposals raised at the next annual meeting of stockholders which are not submitted to the Company at least 45 days prior to such meeting, without including any discussion of the matter in the proxy statement.

                            SOLICITATION OF PROXIES

  Solicitation of proxies will be made initially by mail. In addition, directors, officers and employees of the Company and its subsidiaries may solicit proxies by telephone or facsimile or personally without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. The Company will bear all costs of solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy materials to beneficial owners. The Company has engaged its stock transfer agent, American Stock Transfer an Trust Company to assist in solicitation of proxies.

By Order of the Board of Directors

Deanna L. Cannon
Vice President-Finance and Secretary

April 25, 2000

                                   ANNEX "A"

                          MILLER EXPLORATION COMPANY
     EXPLORATION COMPANYAMENDED AND RESTATED EQUITY COMPENSATION PLAN FOR
                            NON-EMPLOYEE DIRECTORS

                                   SECTION 1


                       Establishment and Purpose of Plan


  The Company hereby amends and restates its Equity Compensation Plan for Non-Employee Directors (the "Plan") in its entirety. The purposes of the Plan are to provide a means by which non-employee directors increase their financial interest in the Company, and thereby increase their personal interest in the Company's continued success, through the payment of directors' fees in Company Common Stock.

                                   SECTION 2


                                  Definitions

  The following words have the following meanings unless a different meaning is plainly required by the context:

   2.1 "Award" means the award of Common Stock to a Participant under the Plan.

   2.2 "Committee" means a committee designated by the Board of Directors of the Company to administer the Plan or, if no committee is designated, the Board of Directors.

   2.3 "Common Stock" means the Common Stock of the Company, $.01 par value.

   2.4 "Company" means Miller Exploration Company, a Delaware corporation.

   2.5 "Director's Fee" means the amount of income payable to a Participant for service as a director of the Company for a fiscal year, including without limitation payments for attendance at meetings of the Board of Directors or meetings of committee of the Board of Directors, and any retainer fee paid to members of the Board of Directors, but excluding reimbursement costs.

   2.6 "Market Value" of any security on any given date means, if the security is listed for trading on The Nasdaq Market or one or more national securities exchanges, the last reported sales price on the date in question, or if such security shall not have been traded on such principal exchange on such date, the last reported sales price on the first day prior thereto on which such security was so traded.

   2.7 "Non-Employee Director" shall mean a director of the Company who is not employed by the Company or its subsidiaries.

   2.8 "participant" means the Non-Employee Directors of the Company who are granted Awards under the Plan.

                                   SECTION 3

                                Administration

   3.1 Power and Authority. The Committee shall administer the Plan. Except as limited in this Plan, the Committee shall have full power and authority to interpret the provisions of the Plan and Awards granted under the Plan, to supervise the administration of the Plan and to make all other determinations considered necessary or advisable under the Plan. All determinations, interpretations, and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee may delegate recordkeeping, calculation, payment, and other ministerial administrative functions to individuals designated by the Committee, who may be employees of the Company.

   3.2 Awards to Participants. In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to grant Awards under the Plan.

   3.3 Indemnification of Committee Members. Neither any member or former member of the Committee nor any individual to whom authority is or has been delegated shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan. Each person who is or shall have been a member of the Committee shall be indemnified and held harmless by the Company from and against any cost, liability, or expense imposed or incurred in connection with such person's or the Committee's taking or failing to take any action under the Plan. Each such person shall be justified in relying on information furnished in connection with the Plan's administration by any appropriate person or persons.

                                   SECTION 4

                          Shares Subject to the Plan


   4.1 Number of Shares. Subject to adjustment as provided in Section 4.2, a maximum of 320,000 shares of Common Stock shall be available for Awards under the Plan. Such shares may be authorized but unissued shares.

   4.2 Adjustments. If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization, merger, consolidation, combination, exchange of shares, or any other change in the corporate structure or shares of the Company, the aggregate number and class of shares available for Awards under the Plan shall be appropriately adjusted. No fractional shares shall be issued pursuant to the Plan, and any fractional shares resulting from adjustments shall be eliminated from the respective Award, with an appropriate cash adjustment for the value of any Awards eliminated.

                                   SECTION 5

                                    Awards

   5.1 Grant. In accordance with the provisions of Section 5.3, each Non-Employee Director shall receive an Award in respect of any Director=s Fee that would otherwise be payable to such Non-Employee Director.

   5.2 Determination of Number of Shares. The number of shares of Common Stock (rounded to the nearest whole share) to be awarded to a Participant shall be calculated by dividing the dollar amount of a Participant=s Director=s Fee for a fiscal year by the Market Value of the Common Stock on the day before the payment date.

   5.3 Time of Payment by the Company. The Company shall distribute or cause to be distributed to a Participant the number of shares of Common Stock as calculated in Section 5.2 on or before the 45th day after the end of the Company=s fiscal year in which the Director=s Fees are earned. The time of payment may be amended before or after an Award (a) by the Committee in its sole discretion, if the terms of such amendment benefits the Participant, or
(b) in all other cases, by the Committee with the consent of the Participant.

                                   SECTION 6

                              General Provisions

   6.1 No Rights to Awards. No Participant or other person shall have any claim to be granted any Award, and there is no obligation of uniformity of treatment of Participants. The terms and conditions of the Awards of the same type and the determination of the Committee to grant a waiver or modification of any Award and the terms and conditions thereof need not be the same with respect to each Participant.

   6.2 Compliance With Laws; Listing and Registration of Shares. All issuances of Common Stock under the Plan shall be subject to applicable laws, rules, and regulations, and to the requirement that if at any time the Committee determines, in its sole discretion, that the listing, registration, or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issue of shares thereunder, such Award may not be granted in whole or in part, unless and until such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

   6.3 No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, including the grant of options and other stock-based awards, and such arrangements may be either generally applicable or applicable only in specific cases.

   6.4 No Right to Directorship. The grant of an Award shall not be construed as giving a Participant the right to be retained in the directorship of the Company.

   6.5 Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable federal law.

   6.6 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

   6.7 Unfunded Plan. This Plan shall be an unfunded plan within the meaning of the Internal Revenue Code of 1986, as amended. Benefits provided in the Plan constitute only an unsecured contractual promise to pay in accordance with the terms of the Plan by the Company.

                                   SECTION 7

                    Effective Date and Duration of the Plan

  This Plan initially took effect December 7, 1998, which was the effective date of approval by the Board of Directors. This Plan as initially adopted was approved by the stockholders of the Company on June 11, 1999. The amended and restated Plan was approved by the Board of Directors on February 25, 2000 and approved by the stockholders of the Company on May 26, 2000. Unless earlier terminated by the Board of Directors, no Award shall be granted under this Plan after December 6, 2008.

                                   SECTION 8

                           Termination and Amendment


  The Board may terminate the Plan at any time, or may from time to time amend the Plan, provided that no such amendment may impair any outstanding Award without the consent of the Participant. No termination, amendment, or modification of the Plan shall become effective with respect to any Award previously granted under the Plan without the prior written consent of the Participant holding such Award unless such amendment or modification benefits the Participant.

                          MILLER EXPLORATION COMPANY


               Three Allen Center, Suite 4605, Houston TX 77702

          This Proxy is Solicited on behalf of the Board of Directors

     The undersigned hereby appoints Kelly E. Miller and Deanna L. Cannon as Proxies, each with the power to appoint his substitute, and hereby authorizes them, to represent and vote, as designated on the reverse side, all shares of Common Stock of Miller Exploration Company (the "Company") held of record by the undersigned on April 10, 2000, at the Annual Meeting of Stockholders to be held on May 26, 2000 or any adjournment thereof.

                        (To be Signed on Reverse Side.)

   [X]  Please mark your
        votes as in this
        example.


                        WITHHOLD
                   FOR  AUTHORITY                                                                                FOR AGAINST ABSTAIN
1. To elect three                 Nominees: Richard J. Burgess  2. To amend the company's 1997 Stock Option and
   directors of    [_]    [_]               Dan A. Hughes, Jr.     Restricted Stock Plan to increase the number  [_]   [_]     [_]
   the Company                              Kelly E. Miller        of authorized shares of common stock
                                                                   issuable under the plan from 1,200,000 to
                                                                   1,900,000.
FOR, except vote withheld from
the following nominee(s):
                                                                3. To amend the Company's Equity Compensation
__________________________________                                 Plan for Non-Employee Directors to increase   [_]   [_]     [_]
                                                                   the number of authorized shares of common
                                                                   stock issuable under the plan from 120,000
                                                                   to 320,000 and to provide that director
                                                                   less be paid in stock only.

                                                                4. To ratify the selection of Arthur Andersen
                                                                   LLP as the Company's independent              [_]   [_]     [_]
                                                                   accountants for the year ending December
                                                                   31, 2000.



SIGNATURE(S)_________________________________________________________________ DATE____________________, 2000

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.